                                                                    Exhibit 11.1

                             BUSINESS RESOURCE GROUP
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                  JULY 31,                  JULY 31,
                                                           ---------------------     ---------------------
                                                            1996           1995       1996           1995
                                                           ------         ------     ------         ------
PRIMARY (2)
Net income .......................................         $  419                    $1,352
                                                           ======                    ======
Weighted average shares outstanding-
   Common shares .................................          4,847                     4,843
Common equivalent shares-
   Stock options .................................             67                        21
                                                           ------                    ------
Total common stock and common
   stock equivalents .............................          4,914                     4,864
                                                           ======                    ======
Net income per common and
   common share equivalent .......................         $  .09                    $  .28
                                                           ======                    ======
Pro forma net income .............................                        $  513                    $1,215
                                                                          ======                    ======
Weighted average shares outstanding-
   Pro forma common shares .......................                         3,642                     3,273
Pro forma common equivalent shares:
   Stock options .................................                           136                        50
   Warrants ......................................                             6                         6
   Supplemental shares (1) .......................                           166                       230
                                                                          ------                    ------
Total pro forma common stock and
   common stock equivalents ......................                         3,950                     3,559
                                                                          ======                    ======
Pro forma net income
   per common share ..............................                        $  .13                    $  .34
                                                                          ======                    ======

(1) Represents the approximate number of shares that would have to have been sold to fund the distribution of undistributed S Corporation earnings.

(2) Presentation of fully diluted net income per share was not provided as amounts were not materially different from primary net income per share.